INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Rentrak Corporation:

We consent to the incorporation by reference in the following registration statements: (1) Registration Statement File No. 33-40472 on Form S-8 of the 1986 Stock Option Plan, the 1985 Stock Incentive Plan, the 1985 Key Employee Incentive Stock Option Plan and the Individual Written Compensation Plan Dated May 10, 1991, (2) Registration Statement File No. 33-44864 on Form S-8 of the 1986 Restated and Amended Stock Option Plan and Directors' Stock Option Plan dated January 8, 1992, (3) Registration Statement on Form S-8 of the 1992 Employee Stock Purchase Plan dated June 16, 1992, (4) Registration Statement File No. 33-86548 on Form S-3 dated November 21, 1994, (5) Registration
Statement File No. 33-65463 on Form S-3 dated December 28, 1995, as amended on Feburary 9, 1996, (6) Registration Statement File No. 333-28565 on Form S-8 of the 1997 Non-Officer Employee Stock Option Plan dated June 5, 1997, as amended on October 29, 1997, and (7) Registration Statement File No. 333-62523 on Form S-8 of the 1997 Equity Participation Plan dated August 31, 1998, on Form 10-K of Rentrak Corporation of our report dated May 24, 2002 (except as to the second paragraph of Note 5, which is as of May 30, 2002) with respect to the consolidated balance sheet of Rentrak Corporation and subsidiaries as of March 31, 2002 and the related consolidated statement of operations, stockholders' equity, and cash flows for the year ended March 31, 2002, and the related financial statement schedule, which report appears in the March 31, 2002, annual report on Form 10-K of Rentrak Corporation.

/s/ KPMG LLP
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Portland, Oregon
June 28, 2002